Exhibit 99.1

Press Release	PACCAR Inc. Public Affairs Department P.O. Box 1518 Bellevue, WA 98009
	Contact:	Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Honored for Environmental Leadership

Declining Industrial Sector Impacts Commercial Vehicle Market

June 15, 2009, Bellevue, Washington – PACCAR’s Kenworth Truck Company was recently honored by the Environmental Protection Agency (EPA) with the prestigious Clean Air Excellence Award. Kenworth is the first commercial vehicle manufacturer to receive this accolade since inception of the award in 2000. The EPA recognized Kenworth’s outstanding innovative efforts and progress in developing advanced environmentally friendly vehicles.

Kenworth T370 Diesel-Electric Hybrid Operating in New York City

Other examples of PACCAR’s industry-leading environmental leadership include:

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Waste Management, Inc. purchased Peterbilt Model 320 diesel-hydraulic hybrid trucks for refuse collection. These vehicles utilize a hydraulic launch assist (HLA) system developed by Eaton to capture and store energy during braking.

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A Kenworth T370 is the first medium-duty diesel-electric hybrid truck in New York City’s truck fleet. The Kenworth hybrid vehicle will be utilized by the Department of Sanitation throughout the New York City metropolitan area.

“The general economy continues to struggle. Reasonable freight tonnage is being offset by challenging economic conditions resulting from depressed residential and commercial real estate construction, lower auto production, reduced capital spending by most industrial businesses and weak retailer sales,” said Tom Plimpton, PACCAR vice chairman. “Second quarter industry truck production in North America and Europe is estimated to be 5-10 percent lower than the first quarter with negative pressure on margins. PACCAR’s second quarter truck production reflects the lower industry output and the company’s truck segment gross margin will be lower than the first quarter. PACCAR continues to rigorously reduce operating expenses to align our business with the current market.” Plimpton added, “There is some encouraging news as national trucking companies are beginning to recognize the benefits of purchasing new trucks later this year as their current vehicles’ maintenance costs increase due to the aging of their fleets.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR, and its homepage is www.paccar.com.